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                                  EXHIBIT 10.34







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                              EMPLOYMENT AGREEMENT



     THIS AGREEMENT is entered into as of this 1st day of July, 1996 by and between HORSESHOE GAMING, INC., a Nevada corporation ("Employer" or "Company") and MR. GARY BORDER ("Employee"), and is made with reference to the following recitals of fact:


                                    RECITALS


     WHEREAS, Employer is the Manager of Horseshoe Gaming LLC, a Delaware limited liability company (the "LLC"), whose subsidiaries and affiliates have developed and are currently operating casino facilities in Tunica County, Mississippi (the "Tunica Facility") and in Bossier City, Louisiana (the "Bossier City Facility"), and intend to develop numerous other casino facilities in emerging gaming jurisdictions;

     WHEREAS, Employee, through his wholly owned companies, Marketing Results Nevada Corporation and Marketing Results, Inc. (collectively "Marketing Results") has heretofore served as a consultant to the LLC pursuant to a Consulting Agreement dated December 1, 1995, between the LLC and Marketing Results (the "Consulting Agreement"), which Consulting Agreement shall continue in full force and effect subject to the provisions of Paragraph 4(d) hereof;

     WHEREAS, Employee has extensive experience in marketing and advertising for the casino gaming business, and based upon his knowledge, experience and skill is capable of performing each and all of the duties and responsibilities to be assigned to Employee pursuant to the terms of this Agreement; and

     WHEREAS, Employer wishes to hire and employ Employee, and Employee desires to accept such employment pursuant to the terms of this Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in consideration of the mutual covenants, promises and agreements herein contained, the parties hereto agree as follows:


                                    AGREEMENT


     1. Definitions. All capitalized words referenced or used in this Agreement and not specifically defined herein shall have the meaning set forth on Exhibit "A", attached hereto and made a part hereof.

     2. Term. This Agreement shall become effective and Employee's term of employment with Employer shall commence, for all purposes, on July 1, 1996 (the "Commencement Date") and shall terminate on June 30, 1999, unless terminated sooner by Employer or Employee pursuant to the terms set forth herein.

     3. Position to be Held by Employee. Employee is hereby employed and hired by Employer to serve and act as the Senior Vice President-Marketing of Employer and shall perform each and all of the duties and shall have all of the responsibilities described herein. Employee shall at all times report directly to and take directives from the Chief Executive Officer ("CEO") of the Company and the President of the



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Company.

     4. Duties and Responsibilities.

        (a) General Duties. In his capacity as Senior Vice President-Marketing of the Company, Employee shall have responsibility for overseeing the development and execution of the marketing strategy for the Company, the existing Tunica and Bossier City Facilities and for any to-be-developed casino and hotel facilities owned by subsidiaries or affiliates of the LLC for which Employer is the Manager (individually, a "Facility" and collectively, the "Facilities") in a manner so as to maximize, to the best of his ability, the profitability of each Facility, for and on behalf of the LLC in accordance with applicable laws and regulations. The authority of Employee to bind Employer shall be as broad or as limited as may be determined from time to time by the Board of Directors of the Company. Within salary and policy guidelines established by the CEO, President and/or the Board and with the reasonable concurrence of the CEO and the President, Employee, while performing as Senior Vice President-Marketing, shall have the authority to hire and fire employees of the Company who are assigned to perform duties and functions in the various marketing departments and who are under the direct or indirect supervision of Employee.

        (b) Specific Duties. Employee shall have responsibility for supervising and directing the day-to-day activities and affairs of the marketing departments of the Company, as well as the Facilities. In connection therewith, Employee shall develop and submit to the CEO and President marketing strategies, creative strategies, planning and support for all national local markets and shall provide all database marketing and direct marketing services for the Company in all of its markets. In addition, Employee shall assist the general managers of the various properties owned by subsidiaries or affiliates of the Company in marketing management, including, without limitation, recommending appropriate marketing staffing. In all instances, Employee shall coordinate with and oversee the various department heads charged with direct responsibility for various facets of the casino and hotel marketing, and assure that all such employees are performing their respective assignments and such departments are consequently being run in a thorough, competent, efficient and professional manner.

        (c) Fiduciary Duty. In every instance, Employee shall carry out his various duties and responsibilities in a fiduciary capacity on behalf of Employer, in an effort to maximize the profitability of the Facilities. In no event whatsoever shall Employee enter into any commitments or obligations, written or verbal, or take any other action or omit to take any action, the result of which would be to create a conflict of interest between Employer and Employee, or the result of which would benefit Employee, or any person associated with or affiliated with Employee, to the detriment of Employer.

        (d) Full Time Effort. Employee acknowledges and agrees that the duties and responsibilities to be discharged by Employee require a full time effort on the part of Employee, and accordingly, Employee agrees to devote his full time effort and resources for and on behalf of Employer, and agrees that he will not, during the term hereof, enter into any other business activities or ventures, other than those which are passive in nature and which will not require the active participation of Employee. Accordingly, Employer shall, as of the date hereof, resign as President of Marketing Results, and shall devote no further time or efforts in executing his duties and responsibilities as President of Marketing Results. Notwithstanding the foregoing, Employer acknowledges that (i) Employee shall continue to own 100% of the stock of Marketing Results, (ii) Employee's spouse will continue to operate the day-to-day activities of Marketing Results, provided that Employee shall remain Chairman of Marketing Results and attend periodic board meetings, and (iii) waives any conflict that may result therefrom. Marketing Results will continue to provide services to the LLC pursuant to the Consulting Agreement but shall not longer be entitled to the fee provided for in Paragraph 4(a) hereof; in all other respects the Consulting Agreement shall remain in full force and effect.

        (e) Directives from CEO and President. In all instances, Employee agrees to carry out all of his duties and responsibilities as set forth herein pursuant to the guidance, reasonable and lawful



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directives and instructions of the CEO and President of the Company, or their successors, and agrees that at all times his authority shall be subordinate to such CEO and President. Any decisions as to which there is a disagreement between Employee and the CEO and President, the wishes and directives of the CEO and President shall prevail in all instances, and Employee shall carry out any and all reasonable and lawful directives from the CEO to the best of his ability.

     5. Compensation. As compensation for the services to be rendered by Employee pursuant to the terms of this Agreement, Employee shall be entitled to receive the following:

        (a) a base salary of Three Hundred and Fifty Thousand Dollars ($350,000) per year (the "Base Compensation"), payable semi-monthly; plus

        (b) Subject to the divestiture provisions of Section 11 hereof, an ownership interest of 503,004 units in the LLC (the "Ownership Interest"), which currently represents a one half of one percent (1/2%) interest in the Net Profits (as defined in the limited liability agreement of the LLC to which Employee shall become a party as of the date hereof) generated by the LLC from and after the date hereof, in accordance with such limited liability agreement of the LLC, including those Net Profits generated as a result of the LLC's Ownership Interest in the Bossier City, Louisiana and Tunica, Mississippi casinos presently in operation as well as all other future operating subsidiaries to be owned in whole or in part by the LLC. Such Ownership Interest shall also entitle Employee to his pro rata share of the aggregate fair market value [net of indebtedness of the LLC and/or its subsidiaries] of the operating assets of the LLC and its subsidiaries to the extent such fair market value is in excess of Three Hundred and Fifty Million Dollars ($350,000,000).

     6. Fringe Benefits. It is understood and agreed that the Base Compensation to be received by Employee is to be all-inclusive of other typical fringe benefits provided to executives in a similar position as Employee; provided, however, that Employee shall be entitled to the following benefits:

        (a) participation in such pension plans as Employer shall adopt for all of the employees of Employer; it being understood and agreed that the only pension plan that Employer has adopted at this time is a Section 401(k) form of pension

        (b) to the extent Employer establishes a bonus plan or plans offering cash, stock options, stock grants or other equity ownership in the LLC, Employee shall be eligible for inclusion in such plan(s) on a fair and equitable basis in comparison to other participants in such plan(s) and on a basis generally consistent with industry standards and practices. Employee understands that the grant of any cash or stock bonus, however, shall be in the sole discretion of the Board of Directors of Horseshoe Gaming, Inc.

        (c) on an on-going basis, all reasonable entertainment, traveling and other similar expenses incurred in the performance of his duties and responsibilities hereunder, such expenses to be subject to budgets established for such purpose;

        (d) participation in Employer's health coverage plan for Employee and all members of his immediate family, with such policy to be on terms and conditions typically provided by major gaming companies, and subject to the maximum benefit limitations in such plan as determined solely by Employer. Such insurance coverage shall include insurance for disability in an amount and upon terms to be determined solely by Employer. Employer and Employee agree that Employer shall be obligated to continue the payment of Employee's base salary during any short term disability, i.e., one continuing for a period of 180 days or less, provided that such payments and obligations shall be reduced by the amount of any disability insurance payments Employee is entitled to receive during such period of time;

        (e) paid vacation of three (3) weeks per year; provided that Employee may not accumulate more than four (4) weeks of vacation, regardless of the amount of vacation time actually taken by Employee during the course of his employment


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     7. Gaming License. Employer and Employee understand that it may be necessary for Employee to apply for and obtain, and maintain in full force and effect at all times, a gaming license in various jurisdictions in which subsidiaries or affiliates of the LLC are conducting gaming operations for persons serving in a similar capacity as Employee. Accordingly, Employee agrees, promptly after the date hereof, to make application for any and all of such required gaming licenses, to fully cooperate in the investigation or investigations to be conducted in connection therewith, and otherwise use his best efforts to obtain such gaming licenses in a timely fashion. Employer agrees to fully cooperate with Employee in such regard and provide all necessary information required in connection therewith, and to pay for all costs associated with Employee obtaining such gaming licenses, including application fees, investigation fees, or any other similar expenses such as attorneys' fees, reasonably approved by Employer and incurred in connection therewith. In the event that Employee should fail to obtain any such license due to his lack of suitability or failure to submit information in a timely manner (the "License Denial)", and such License Denial prevents Employee from being able to carry out, in a reasonable manner, his duties and responsibilities set forth herein, then this Agreement may be immediately terminated by Employer, in which event Employee shall have no right to any further compensation hereunder and the divestiture provisions set forth in Section 11 hereof shall become effective. During the course of his employment, Employee agrees to fully comply with all requirements of applicable Gaming Authorities and Governmental Authorities.

     8. Termination:

        (a) Employee may be terminated by Employer for "cause" in which event the provisions of Section 8(b) shall apply. For purposes of this Agreement "cause" is herein defined as one or more of the following events:

            (i) the revocation or suspension for a period in excess of ninety
(90) days, of any gaming license required to be held by Employee due to an act or omission of Employee, which was not caused by Employer or any of its representatives, or the failure of Employee to initially obtain any required gaming license in any jurisdiction in which Employer or its parent company operates;

            (ii) failure or refusal by Employee to observe or perform any of the material provisions of this Agreement or any other written agreement with Employer, or to perform in a reasonably satisfactory manner all of the material duties required of Employee under this Agreement or any other written agreement with Employer;

            (iii) commission of fraud, misrepresentation, embezzlement or other acts of dishonesty, alcoholism, drug addiction or dependency or conviction for any crime punishable as a felony or a gross misdemeanor involving dishonesty or moral turpitude, or the commission of any act or acts which have a material adverse effect upon Employee's ability to perform the duties which are assumed or assigned to him pursuant to this Agreement, or which actions or occurrences are materially adverse to the interests of Employer;

            (iv) failure or refusal by Employee to comply with the reasonable and lawful directives of and/or procedures established by the CEO, Jack B. Binion, or his successor, or the Board of Directors; or

            (v) the death of Employee or the "long-term" mental or physical disability of Employee to such a degree that Employee, in the reasonable judgment of responsible physicians retained by Employer, is unable to carry out all of his obligations, duties and responsibilities set forth herein. For purposes of this Agreement, "long-term" shall be defined as exceeding a period of one hundred and eighty (180) days.

     Termination of Employee's employment for cause under Subsections 8(a)(iii),
(v) or (vabove shall be effective upon notice. Termination of Employee's employment for cause under Subsections 8(a) (i) , (ii) or (iv) above shall be effective upon thirty (30) days prior written notice to Employee; provided


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that prior to the giving of such notice of termination, Employer shall notify
Employee that a factual basis for termination for cause exists, specifying such basis.

        (b) Upon termination of Employee's employment with Employer with or without cause, the following shall apply:

            (i) Employee shall be paid his Base Compensation through the effective date of such termination; and

            (ii) Employee shall be entitled to retain his Fully Vested Ownership Interest in the LLC (as hereinafter defined in Section 11;

            (iii) The covenant not to compete and confidentiality agreement set forth in Sections 9 and 10 hereinbelow shall apply in the manner and to the extent set forth herein; and

            (iv) The put/call option described in Section 12 hereinbelow shall become effective for all purposes.

     9. Covenant Not to Compete.

        (a) Covenant. Upon any resignation by Employee or termination of the employment of Employee with cause, Employee agrees that for a period not to exceed one year from and after the date of such termination he will not serve in any capacity, whether as an officer, director, employee or consultant, to any other casino company which is either, (i) competing directly against the LLC, the Company or any of their subsidiaries or affiliates at the time of such termination; or (ii) in any "RFP" process or any other similar competitive process in which a limited number of gaming licenses are available for issuance to one or more gaming companies selected out a group of competing companies, such as the competitive licensing process which one of the LLC's subsidiaries is presently engaged in in Harrison County, Indiana. Employer and Employee agree that such covenant not to compete has been given by Employee to Employer for full and adequate consideration, including, without limitation, Employee's Ownership Interest described in Section 5(c) hereinabove, and that such covenant not to compete will expire on the earlier to occur of: (i) one year; or (ii) the date upon which the competitive licensing process was completed and a specific company was selected for award of such license.

        (b) Modification. In the event that any court of competent jurisdiction determines that the term or the business or geographic scope of the covenant contained in Subsection 9A above is impermissible due to the extent thereof, said covenant shall be modified to reduce its term, business scope or geographic scope, as the case may be, to the extent necessary to make such covenant valid, and said covenant shall be enforced as modified.

        (c) Injunctive Relief. Employee understands and agrees that it would be difficult or impossible to ascertain the measure of damages to Employer resulting from any breach of this covenant not to compete and that injury to Employer from any such breach may be irreparable, and that money damages therefor may be an inadequate remedy. Accordingly, in the event of a breach or threatened breach by Employee of the provisions of this Section 9, Employer shall be entitled to seek and obtain, in addition to monetary damages, injunctive relief against Employee, in a court of competent jurisdiction, restraining Employee from engaging in such competitive situation with Employer.

     10. Disclosure of Confidential Information.

         (a) Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of Employer and/or the LLC which has been expressly or implicitly protected by Employer and/or the LLC or which, from all of the circumstances, Employee knows



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or has reason to know that Employer or the LLC intend or expect the secrecy of such information to be maintained. Confidential Information includes, but is not limited to, information contained in or relating to the customer lists, account lists, price lists, product designs, marketing plans or proposals, customer information, merchandising, selling, accounting, finances, knowhow, trademarks, trade names, trade practices, trade secrets and other proprietary information of Employer.

         (b) Employee Shall Not Disclose Confidential Information. Employee will not, during the term of Employee's employment and for two (2) years following the termination of Employee's employment with Employer, use, show, display, release, discuss, communicate, divulge or otherwise disclose Confidential Information to any unauthorized person, firm, corporation, association or other entity for any reason or purpose whatsoever, without the prior written consent or authorization of Employer. Nothing contained herein shall be interpreted or construed as restraining or preventing Employee from using Confidential Information in the proper conduct of services to be rendered by Employee on behalf of Employer pursuant to this Agreement.

         (c) Scope. Employee's covenant in Subsection 10B above to not disclose Confidential Information shall not apply to information which, at the time of such disclosure, may be obtained from sources outside of Employer, or from its agents, lawyers or accountants, so long as those sources did not receive the information in an improper manner or against the wishes of Employer.

         (d) Title. All documents and other tangible or intangible property (including business opportunities which Employer and/or the LLC is pursuing) relating in any way to the business of Employer and/or the LLC which are conceived or generated by Employee or come into Employee's possession or knowledge during the employment period shall be and remain the exclusive property of Employer and/or the LLC, and Employee agrees to return immediately to Employer and/or the LLC, upon their request, all such documents and tangible and intangible property, including, but not limited to, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, magnetic tapes, computer disks, calculations or copies thereof, which are the property of Employer and/or the LLC and which relate in anyway to the business, customers, products, practices or techniques of Employer and/or the LLC, as well as all other property of Employer and/or the LLC, including but not limited to, all documents which in whole or in part contain any Confidential Information of Employer and/or the LLC which in any of these cases are in Employee's possession or under Employee's control.

         (e) Compelled Disclosure. In the event a third party seeks to compel disclosure of Confidential Information by Employee by judicial or administrative process, Employee shall promptly notify Employer of such occurrence and furnish to Employer a copy of the demand, summons, subpoena or other process served upon Employee to compel such disclosure, and will permit Employer to assume, at its expense, but with Employee's cooperation, defense of such disclosure demand. In the event that Employer refuses to contest such a third party disclosure demand under judicial or administrative process, or a final judicial judgment is issued compelling disclosure of Confidential Information by the Employee, Employee shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order.

         (f) Injunctive Relief. Employee understands and agrees that the disclosure, use or usurpation of Confidential Information would cause significant economic detriment to the business of Employer and/or the LLC which may be irreparable and for which monetary damages may be an inadequate remedy. Accordingly, Employee understands and agrees that Employer shall be entitled to seek and obtain, in addition to monetary damages, injunctive relief against Employee, in a court of competent jurisdiction, restraining Employee from the disclosure, use or usurpation in any manner of any Confidential Information.

     11. Possible Divestiture of Partnership Interest in Employer. Employee's Ownership Interest in the LLC, which Employee is entitled to receive in accordance with the terms of this Agreement, shall be conveyed in its entirety to and held by Employee within thirty (30) days after the date of execution of this Agreement, subject to the approval of applicable Gaming Authorities and compliance with Governmental


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Requirements. A portion of the Ownership Interest of Employee shall, nevertheless, be subject to divestiture based upon the following terms and conditions.

         (a) One hundred percent (100%) of such Ownership Interest of Employee in the LLC shall be subject to divestiture in the event that Employee is terminated or voluntarily resigns prior to January 1, 1997;

         (b) Eighty percent (80%) of such Ownership Interest of Employee in the LLC shall be subject to divestiture in the event that Employee is terminated or voluntarily resigns prior to July 1, 1997;

         (c) Sixty percent (60%) of such Ownership Interest of Employee in the LLC shall be subject to divestiture in the event that Employee is terminated or voluntarily resigns prior to January 1, 1998;

         (d) Forty percent (40%) of such Ownership Interest of Employee in the LLC shall be subject to divestiture in the event that Employee is terminated or voluntarily resigns prior to July 1, 1998.

         (e) Twenty (20%) of such Ownership Interest of Employee in the LLC shall be subject to divestiture in the event that Employee is terminated or voluntarily resigns prior to January 1, 1999.

     The Ownership Interest of Employee in the LLC which is not subject to divestiture pursuant to the provisions set forth above is referred to herein as the "Fully Vested Ownership Interest".

     Such divestiture of Employee's Ownership Interest in the LLC shall be automatic upon the occurrence of the event giving rise to such divestiture, and shall not require the consent, acknowledgment or concurrence of Employee. Upon any such event causing divestiture of all or a portion of Employee's Ownership Interest in the LLC, Employer shall send a written notice to Employee specifying the amount of Ownership Interest that has been divested and the reason for such divestiture. Employee agrees to execute any and all documents reasonably requested by counsel for Employer to evidence such divestiture. Such divestiture shall be made without payment of any type whatsoever to Employee, and shall be effective for all purposes from the date of the event giving rise to such divestiture. In no event shall such divestiture be deemed a "forfeiture", but rather the possibility of such divestiture is part of the bargained for consideration to Employer in entering into this Agreement; it being clearly understood and agreed that Employee's performance of services in a manner satisfactory to Employer for the entire term of this Agreement is the consideration to be provided by Employee to Employer for the Ownership Interest to be conveyed to Employee pursuant to this Agreement.

     Notwithstanding the provisions of Section 11(b)-(e) hereof, in the event Jack B. Binion (including any entities through which Jack B. Binion holds his ownership interest in the LLC), family members of Jack B. Binion and/or trusts established for the benefit of his heirs transfer controlling interest in the LLC to a third party in a transaction other than a public offering, the entire Ownership Interest of Employee shall immediately become a Fully Vested Ownership Interest and no longer subject to divestiture.

     12. Put/Call Option Upon Termination. In the event of the termination of Employee's employment with Employer, for whatever reason, then the LLC shall have the right to purchase the Fully Vested Ownership Interest of Employee at the fair market value of such Ownership Interest as determined pursuant to the terms of this Agreement (the "Call Option"). In a similar fashion, Employee shall have an option to require the LLC to purchase back his entire Fully Vested Ownership Interest in the LLC at the fair market value of such Ownership Interest as determined pursuant to the terms of this Agreement (the "Put Option"). The LLC or Employee, as the case may be, may exercise their respective options provided for in this Section 12, by tendering written notice to the other party of its exercise of such option within thirty (30) days after the date of the termination of this Agreement.

     In the event that either option described herein should be exercised by Employee or the LLC, then Employee and the LLC agree to promptly convene and attempt in good faith to determine the fair


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market value of the Ownership Interest to be purchased by the LLC from Employee.
In the event that the LLC and Employee are unable to agree upon such fair market value, then the parties hereto agree to submit such matter to an independent appraisal to be conducted in Las Vegas, Nevada in accordance with the terms set forth below. Either party may initiate such appraisal process by delivery of written notice to the other party to such effect, designating the name of an appraiser that is to represent it in such appraisal process. Thereafter, within ten (10) days of receipt of such notice, the other party shall designate an appraiser to represent it in such process. Within ten (10) days after designation of the second appraiser, the two appraisers shall convene and agree upon a third appraiser. In the event that said two appraisers are unable to agree upon a third appraiser, then the third appraiser shall be selected by lottery, with each appraiser to submit the name of another reputable appraiser, and with the appraiser whose name is drawn in such lottery being designated for all purposes as the third appraiser.

     Within ten (10) days after selection of the third appraiser, the three appraisers shall convene and attempt to agree upon the fair market value of the Ownership Interest to be purchased by the LLC. If unable to agree, then each appraiser shall within thirty (30) days thereafter prepare his own independent appraisal report and such reports shall be submitted to the LLC and Employee. Provided that the middle appraisal is within ten percent (10%) of either the high or low appraisal, then the middle appraisal (the highest and lowest appraisals being disregarded) shall be deemed to be the fair market value and thus the valuation to be used for purposes of the LLC's acquisition of Employee's Fully Vested Ownership Interest.

     In the event that the middle appraisal is not within ten percent (10%) of either the high or low appraisal, then the determination of the fair market value of Employee's Ownership Interest shall be submitted to arbitration in accordance with the provisions of Section 17 hereinbelow, and in such arbitration, each of the appraisers shall be entitled to submit their appraisal report and testify on behalf of the LLC or Employee. The arbitration panel, after hearing all evidence desired to be submitted by the LLC and Employee, shall determine said fair market value, and such decision by said arbitration panel shall be binding upon the LLC and Employee.

     The Purchase Price to be paid by the LLC as determined by agreement or appraisal as described herein, shall be paid in three (3) equal annual principal installments, with the first payment being due on the first anniversary date of termination. Such obligation shall bear interest at the prime rate of interest as quoted from time to time by the largest commercial bank (in terms of assets) in the State of Nevada, and accrued but unpaid interest shall be due and payable together with each annual principal payment. Notwithstanding the foregoing, in the event any of the LLC's lenders prohibit payment of the Purchase Price to be made over as short as a three (3) year period, then Employee agrees that the Purchase Price shall be paid in equal principal installments over the time period permitted by such lender but in no event over a period in excess of five
(5) years.

     The LLC and Employee agree that any persons chosen to represent them as appraisers shall be qualified and competent MAI appraisers or a certified public accountant with one of the "Big Six" accounting firms, experienced in valuing closely held partnerships or corporations. In the event that the LLC is a publicly traded company at the time of termination, then the provisions of this
Section 12 shall be inapplicable, and accordingly, the Put and Call Option described herein shall terminate for all purposes.

     In the event that the LLC exercises its Call Option, then the LLC agrees to pay for all of the reasonable expenses incurred in connection with such appraisal process, including the cost associated with the appraiser selected by Employee, provided that the amount charged by such appraiser is a fair and reasonable fee. In the event that Employee exercises its Put Option, then Employer shall bear the cost of its appraiser, Employee shall bear the cost of its appraiser and the LLC and Employee shall each bear one-half (1/2) of the cost of the third appraiser.

     13. Distributions; Public Offering. Employee shall become an equity owner in the LLC subject to all rights, conditions and other provisions of any member's agreement which shall apply equitably to and govern the relationship among all of the equity owners of the LLC. Accordingly, Employee shall be entitled


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to receive distributions from the LLC with respect to Employee's Ownership
Interest in the same manner and at the same time as other members of the LLC are entitled to do so under the terms of any member's agreement among the equity owners of the LLC or the terms of any credit agreement or other financing to which the LLC, or any of its subsidiaries or affiliates is a party. Employer and Employee understand and agree that the credit agreements currently in effect restrict the equity owners of the LLC from receiving distributions in an amount in excess of that intended to be sufficient to discharge federal and state income taxes that may be levied against the income allocated to each of such equity owners pursuant to the provisions of applicable law.

         In addition, in the event that the LLC is at some point in the future involved in a public offering, which public offering involves all or substantially all of the gaming interests or ventures owned or controlled by Jack B. Binion, then in such event, Employee agrees that the valuation to be placed upon the LLC shall be that which is determined in good faith by the investment banking firm acting as the lead underwriter in such public offering, and based upon such firm's fair market appraisal of the value of the LLC in comparison to the other assets to be included in such public offering. In such event, Employee shall receive an amount of stock in such public offering equal to his Ownership percentage (subject to dilution as a result of such offering) times the amount determined by dividing the value of the LLC in excess of $350,000,000, as determined by such independent appraisal, by the value of all assets (including the LLC) included in and cash raised in such public offering. By way of example, if Employee's Ownership percentage was one-half of one percent (.5%) and the cumulative value of the LLC was $400,000,000 and the value of the other assets included in the public offering, including cash raised, was $200,000,000, then the ownership or stock interest of Employee in the public company after the public offering would be equal to .0417 of one percent (.000417%) (subject to dilution as a result of such offering).

         In the event that the LLC should become a publicly traded company at any time during the term of this Agreement, then that portion of the stock of LLC that Employee is entitled to receive, but which is still not fully vested and thus subject to divestiture pursuant to the terms of this Agreement, shall be escrowed in the custody of Employer and shall not be released to Employee until such time as such stock becomes free from potential divestiture. Accordingly, during the time that such stock is escrowed with the LLC, Employee shall not margin, pledge, sell, transfer or otherwise attempt to encumber or dispose of such stock, except to the LLC. At the time that such stock is no longer subject to divestiture, then it shall be immediately released by the LLC to Employee.

     14. Representations and Warranties. Employer, as the following relate to Employer, and the LLC, as the following relate to the LLC, hereby represent and warrant to Employee as follows:

         (a) The LLC is a limited liability company, duly organized and validly existing under the laws of the State of Delaware. Employer is a Nevada corporation, duly organized and validly existing under the laws of the State of Nevada;

         (b) This Agreement, when executed by Jack B. Binion, CEO of the Company, will constitute a legal, valid and binding agreement on the part of Employer and the LLC, having been duly authorized by all requisite corporate and company resolutions or authorizations; and

         (c) This Agreement, when executed by Employer and the LLC, will not conflict with, violate the terms of or create a default under any other agreement, contract or other obligation Employer and/or the LLC is a party to or by which Employer or the LLC is bound.

     Employee hereby represents and warrants to Employer as follows:

         (a) this Agreement, when executed by Employee, will not conflict with, violate the terms of or create a default under Employee's present employment arrangements and/or agreement, whether oral or written;

         (b) Employee has never been denied a gaming application by any Gaming Authority and Employee currently knows of no reason why Employee would not be qualified to receive a gaming license from any jurisdiction in which the LLC and/or any of its affiliates or subsidiaries conducts gaming operations; and

         (c) Employee is unaware of any mental, physical or emotional condition, including, without limitation, substance or alcohol abuse problems, which currently affects Employee, and which might result in Employee's being unable to carry out all of his duties, obligations and responsibilities set forth herein.

     Employer, the LLC and Employee understand and agree that each is entering into this Agreement in strict reliance upon the representations and warranties set forth herein, and that a breach of any of said representations and warranties by any of the parties hereto would constitute a default hereunder.

     15. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter set forth herein, and supersedes any and all previous oral or written agreements, understandings or discussions between the parties hereto with respect to the subject matter set forth herein.

     16. All Amendments in Writing. This Agreement may not be amended orally, but only pursuant to a written instrument executed by Employer, the LLC and Employee.

     17. Arbitration. In the event of any dispute or controversy between Employer or Employee with respect to any of the matters set forth herein, then both Employer and Employee agree to submit such dispute or controversy to binding arbitration, to be conducted in Las Vegas, Nevada pursuant to the then prevailing rules and regulations of the American Arbitration Association. In such arbitration, the prevailing party shall be entitled, in addition to any award made in such proceeding, to recover all of its costs and expenses incurred in connection therewith, including, without limitation, attorneys' fees.

     18. Governing Laws. This agreement shall be governed and construed in accordance with the laws of the State of Nevada.

     19. Notices. Any notice required or permitted to be given in connection with this Agreement shall be given by either: (a) depositing the same in the United States Mail, postage prepaid, registered or certified, return receipt requested; or (b) by depositing it with a recognized overnight courier service for delivery the following day to the other party; or (c) by facsimile transmission, provided the other party acknowledges receipt of such transmission.

     All such notices shall be deemed received as of the date of acknowledgment of receipt by the other party. All such notices shall be addressed to the parties at the following addresses, or to such other address as may be provided from time to time by one party to the other:

    If to the LLC:                   Horseshoe Gaming, LLC
                                     330 S. Fourth Street
                                     Las Vegas, Nevada 89101
                                     Attn:  Jack B. Binion

    If to Employer:                  Horseshoe Gaming, Inc.
                                     330 S. Fourth Street
                                     Las Vegas, Nevada 89101
                                     Attn:  Jack B. Binion

    If to Employee:                  Mr. Gary Border
                                     6283 S. Industrial, Unit C
                                     Las Vegas, Nevada 89118

     20. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, administrators and assigns. Notwithstanding the foregoing, Employee understands and agrees that the nature of this Agreement is a personal services agreement, and that Employer is entering into this Agreement based upon the specific services to be rendered personally by Employee hereunder; and accordingly, Employee shall not assign, transfer or delegate in any manner any of his duties, responsibilities or obligations hereunder.

     21. Waiver. No waiver of any term, condition or covenant of this Agreement by a party shall be deemed to be a waiver of any subsequent breaches of the same or other terms, covenants or conditions hereof by such party.

     22. Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective or valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

"EMPLOYER"                         HORSESHOE GAMING, INC.
                                   a Nevada corporation

                                   By:   \S\ Jack B. Binion
                                         ---------------------------------------
                                         Jack B. Binion, Chief Executive Officer



"EMPLOYEE"                         \s\ Gary Border
                                   --------------------------------------------
                                   GARY BORDER





AGREED AND ACCEPTED as of this
1st day of July, 1996


HORSESHOE GAMING, L.L.C.
a Delaware limited liability Company

By:    HORSESHOE GAMING, INC.,
       a Nevada corporation
       Manager

       By: _\s\ jack B. Binion_______
                Jack B. Binion
                Chief Executive Officer

                                    EXHIBIT A


                                   DEFINITIONS


     All capitalized terms referenced or used in this Agreement and not specifically defined therein shall have the meaning set forth below in this Exhibit A, which is attached to and made a part of this Agreement for all purposes.

     Gaming Authorities. The term "Gaming Authorities" or "Authority" shall mean all agencies, authorities and instrumentalities of any state, nation or other governmental entity or any subdivision thereof, regulating gaming or related activities in the United States or any State.

     Governmental Authority. The term "Governmental Authority" means the Government of the United States, and any other state, county or political subdivision in which the any of the Company's casino facilities are located, and any court or political subdivision, agency, commission, board or instrumentality or officer thereof, whether federal, state or local, having or exercising jurisdiction over Employer or any of the Company's gaming facilities, including, without limitation, any Gaming Authority.

     Governmental Requirements. The term "Governmental Requirements" means all laws and agreements with any Governmental Authority that are applicable to the acquisition, development, construction and/or operation of any of the Company's gaming facilities including, without limitation, all required permits, approvals and any rules, guidelines or restrictions created or imposed by Governmental Authorities (including, without limitation, any Gaming Authority).